Exhibit 99.1

FOR IMMEDIATE RELEASE

WOW! to Acquire NuLink, a Leading Provider in Metro Atlanta of High Speed Internet, Cable TV and Phone Services

WOW!’s acquisition of NuLink continues WOW!’s commitment to growth and investing in faster Internet

NuLink adds 34,000 homes passed to WOW!’s existing network which passes over

3 million residential, business and wholesale consumers

DENVER, CO — Aug. 2, 2016 — WOW! Internet, Cable and Phone, a leading provider of high-speed Internet, digital cable TV, and phone services, today announced that it will acquire NuLink’s systems in Newnan, Georgia, located 34 miles southwest of Atlanta. NuLink is a local provider of high-speed Internet, digital cable TV, and phone services to residential and business customers. NuLink offers services to over 34,000 homes and businesses.  NuLink was acquired from Halyard Capital, a New York based private equity firm.

“NuLink’s long-standing commitment to the Newnan community is why this is a great acquisition for WOW!,” said Steven Cochran, CEO of WOW!. “We plan to continue investing in the local network infrastructure to bring even faster Internet to residential and business customers with speeds as high as 1 Gbps. All of us at WOW! are committed to providing an outstanding customer experience and we look forward to serving the community.”

“We are excited to become a part of the WOW! family. Since our start in 1997, we have continued to invest in the NuLink system and joining WOW! is the right next step for the Newnan community,” said Dan Shoemaker, CEO of NuLink. NuLink, a spin-off from Newnan utilities in 2008, upgraded its network in 2011 to provide a full suite of Internet, cable TV and phone services.

The transaction is expected to close by the end of 2016.

In connection with the transaction, Kirkland & Ellis LLP acted as legal advisor to WOW!, while Waller Capital Partners LLC, Garrett M. Baker Advisors LLC and Locke Lord LLP acted as financial and legal advisors respectively to NuLink.

About WOW!

WOW! is one of the nation’s leading broadband providers, with a service area that passes over three million residential, business and wholesale consumers. WOW! provides service in 20 markets, primarily in the Midwest and Southeast, including Illinois, Michigan, Indiana, Ohio, Kansas, Maryland, Alabama, Tennessee, South Carolina, Florida, and Georgia. With an

expansive portfolio of advanced services including high-speed Internet services, cable TV, phone, business data, voice, and cloud services the company is dedicated to provide outstanding customer service at affordable prices. WOW! is privately owned by Avista Capital Partners and Crestview Partners.  Visit wowway.com or wowforbusiness.com for more information.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements reflect management’s current views with respect to future events and financial performance.  The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.  Actual results may differ materially from those expected because of various risks and uncertainties.  You should review our filings with the SEC, including the section titled “Risk Factors” contained in our Form 10-K Annual Report filed with the SEC on March 17, 2016.

WOW! Media Contact

Paul Lonnegren

Pulse8 PR

(720) 470-7488

plonnegren@pulse8pr.com